Exhibit 99.1

For Immediate Release	Contact: Berry Epley
May 8, 2012	(919) 774-6700

                                                      Exhibit
THE PANTRY ANNOUNCES SECOND QUARTER FISCAL 2012 FINANCIAL RESULTS

Cary, North Carolina, May 8, 2012 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal second quarter and six months ended March 29, 2012.

Second Quarter Summary:

•
Net loss was $9.7 million or $0.43 per share.  This compares to a net loss of $0.3 million or $0.01 per share in last year’s second quarter.  Excluding the impact of impairment charges and loss on extinguishment of debt, the net loss for the second quarter of fiscal 2012 was $6.7 million or $0.30 per share compared to earnings per share of $0.01 in the prior year (see reconciliation below).

•	Adjusted EBITDA was $38.9 million, compared to $50.5 million a year ago.

•	Merchandise gross margin was 33.4%, compared to 34.3% a year ago.

•	Fuel gross profit was $43.3 million, compared to $61.8 million a year ago.

o	Comparable store gallons improved 1.1%.

o	Retail fuel margin per gallon declined to $0.096 from $0.137 a year ago.

•	Long-term debt was reduced by $48.5 million of principal in the second quarter of fiscal 2012 and $94.0 million of principal, or down 12% in the first six months of fiscal 2012.

President and Chief Executive Officer Dennis G. Hatchell said, “We were pleased with our positive comparable store merchandise sales and fuel gallon trends within the quarter.  Fuel gross profit was negatively impacted by consistently rising wholesale fuel costs, which was partially offset by our ongoing expense management efforts.  In addition, we continue to reduce our indebtedness and have repaid $94 million of long term debt this fiscal year.”

Comparable store merchandise sales in the second quarter increased 4.8% in total and 7.9% excluding cigarettes.  Total merchandise gross profit for the quarter was $145.4 million, an increase of $0.4 million from the second quarter a year ago.

Fuel gross profit decreased 30.0% in the second quarter of fiscal 2012 compared to the same period a year ago due to a reduction in retail fuel margin per gallon to $0.096 from $0.137 a year ago.  From the end of December 2011 through March 2012, the average retail fuel price per gallon increased by approximately 20%, rising to $3.82 per gallon as a result of wholesale cost increases.  Retail fuel gallons sold in the second quarter of fiscal 2012 were flat overall and increased 1.1% on a comparable store basis as compared to last year’s second quarter.

Total store operating and general and administrative expenses for the second quarter were $149.8 million, a decrease of $6.4 million from the second quarter last year.  This decrease was due to lower general and administrative expenses primarily as a result of a $2.9 million reduction in personnel costs and a $3.2 million favorable variance from various property transactions.

The Company had $113.2 million in cash on hand and $123.6 million in available capacity under its revolving credit facilities as of March 29, 2012.

Fiscal 2012 Outlook

The Company announced the following updated guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2012:

	Q3 FY11	Q3 FY12 Guidance		FY11	FY12 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.47	$0.475	$0.485	$1.78	$1.81	$1.83

Merchandise gross margin	34.0%	33.0%	33.8%	33.9%	33.1%	33.6%

Retail fuel gallons (B)	0.48	0.45	0.46	1.89	1.80	1.83

Retail fuel margin per gallon	$0.166	$0.125	$0.145	$0.135	$0.115	$0.124

Store operating expenses ($M)	$130	$130	$134	$524	$518	$526

General & administrative expenses ($M)	$25	$23	$24	$104	$94	$96

Depreciation & amortization ($M)	$30	$29	$30	$117	$115	$117

Interest expense ($M) *	$22	$20	$21	$88	$82	$83

Capital expenditures, net ($M)	$18	$15	$18	$93	$75	$85

*Excludes loss on extinguishment of debt

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, May 8, 2012 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data.  The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets.  Adjusted EBITDA does not include impairment of long-lived assets and other charges.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets.  Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company’s remaining stores.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three and six months ended March 29, 2012 and March 31, 2011 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of May 7, 2012, the Company operated 1,607 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “outlook,” “guidance,” “believes,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning.  Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.  Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of May 8, 2012.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Six Months Ended
	March 29, 2012	March 31, 2011	March 29, 2012	March 31, 2011
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$434,902	$422,494	$863,258	$842,359
Fuel	1,627,260	1,473,216	3,161,880	2,857,157
Total revenues	2,062,162	1,895,710	4,025,138	3,699,516
Costs and operating expenses:
Merchandise cost of goods sold	289,511	277,531	575,658	556,847
Fuel cost of goods sold	1,583,961	1,411,385	3,062,671	2,744,577
Store operating	127,301	127,200	256,170	259,084
General and administrative	22,530	29,047	48,024	56,397
Asset impairment	2,388	797	2,910	797
Depreciation and amortization	29,275	29,356	56,641	58,187
Total costs and operating expenses	2,054,966	1,875,316	4,002,074	3,675,889
Income from operations	7,196	20,394	23,064	23,627
Other expenses:
Loss on extinguishment of debt	2,457	-	2,539	-
Interest on lease finance obligations	11,197	10,946	22,288	21,632
Interest expense - all other, net	9,005	10,855	19,262	21,906
Total other expenses	22,659	21,801	44,089	43,538
Loss before income taxes	(15,463)	(1,407)	(21,025)	(19,911)
Income tax benefit	5,805	1,138	8,438	7,445
Net loss	$(9,658)	$(269)	$(12,587)	$(12,466)
Loss per share:
Net loss per diluted share	$(0.43)	$(0.01)	$(0.56)	$(0.56)
Shares outstanding	22,561	22,455	22,538	22,429
Selected financial data:
Adjusted EBITDA	$38,859	$50,547	$82,615	$82,611
Payments made for lease finance obligations	$12,802	$12,534	$25,500	$24,710
Merchandise gross profit	$145,391	$144,963	$287,600	$285,512
Merchandise margin	33.4%	34.3%	33.3%	33.9%
Retail fuel data:
Gallons	447,538	448,578	902,780	835,720
Margin per gallon	$0.096	$0.137	$0.109	$0.120
Retail price per gallon(1)	$3.57	$3.24	$3.45	$3.02
Total fuel gross profit (1)	$43,299	$61,831	$99,209	$112,580
Comparable store data:
Merchandise sales %	4.8%	2.0%	3.3%	1.7%
Fuel gallons %	1.1%	-6.9%	-3.2%	-6.0%
Number of stores:
End of period	1,611	1,660	1,611	1,660
Weighted-average store count	1,618	1,663	1,626	1,654

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 29, 2012	September 29, 2011
ASSETS
Cash and cash equivalents	$113,216	$213,768
Receivables, net	94,431	98,144
Inventories	156,180	133,383
Other current assets	47,185	37,620
Total current assets	411,012	482,915

Property and equipment, net	964,269	991,308
Goodwill	435,765	435,765
Other noncurrent assets	22,238	24,357
Total assets	$1,833,284	$1,934,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$63,193	$31,883
Current maturities of lease finance obligations	9,655	8,212
Accounts payable	170,845	151,835
Other accrued liabilities	105,004	117,639
Total current liabilities	348,697	309,569

Long-term debt	594,134	715,275
Lease finance obligations	443,579	449,255
Deferred income taxes	63,575	61,579
Deferred vendor rebates	13,567	18,714
Other noncurrent liabilities	56,941	57,633
Total shareholders' equity	312,791	322,320
Total liabilities and shareholders' equity	$1,833,284	$1,934,345

Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Six Months Ended

	March 29, 2012	March 31, 2011	March 29, 2012	March 31, 2011

Adjusted EBITDA	$38,859	$50,547	$82,615	$82,611
Impairment charges	(2,388)	(797)	(2,910)	(797)
Loss on debt extinguishment	(2,457)	--	(2,539)	--
Interest expense, net	(20,202)	(21,801)	(41,550)	(43,538)
Depreciation and amortization	(29,275)	(29,356)	(56,641)	(58,187)
Income tax benefit	5,805	1,138	8,438	7,445
Net loss	$(9,658)	$(269)	$(12,587)	$(12,466)

Adjusted EBITDA	$38,859	$50,547	$82,615	$82,611
Loss on debt extinguishment	(2,457)	--	(2,539)	--
Interest expense, net	(20,202)	(21,801)	(41,550)	(43,538)
Income tax benefit	5,805	1,138	8,438	7,445
Stock-based compensation expense	706	979	1,624	1,686
Changes in operating assets and liabilities	8,332	(23,636)	(10,435)	(54,094)
Provision (benefit) for deferred income taxes	(6,268)	(668)	(9,395)	12,214
Other	3,848	2,142	6,556	4,176
Net cash provided by operating activities	$28,623	$8,701	$35,314	$10,500

Additions to property and equipment, net	$(13,840)	$(26,080)	$(36,195)	$(47,332)
Acquisitions of businesses, net	--	--	--	(47,564)
Net cash used in investing activities	$(13,840)	$(26,080)	$(36,195)	$(94,896)

Net cash used in financing activities	$(52,232)	$(8,233)	$(99,671)	$(9,600)

Net increase (decrease) in cash	$(37,449)	$(25,612)	$(100,552)	$(93,996)

	Quarter Ended			Quarter Ended
	March 29, 2012			March 31, 2011

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(15,463)	$(9,658)	$(0.43)	$(1,407)	$(269)	$(0.01)
Impairment charges	2,388	1,460	0.06	797	487	0.02
Loss on debt extinguishment	2,457	1,502	0.07	--	--	--
Income/(loss), as adjusted	$(10,618)	$(6,696)	$(0.30)	$(610)	$218	$0.01

	Six Months Ended			Six Months Ended
	March 29, 2012			March 31, 2011

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(21,025)	$(12,587)	$(0.56)	$(19,911)	$(12,466)	$(0.56)
Impairment charges	2,910	1,780	0.08	797	487	0.02
Loss on debt extinguishment	2,539	1,552	0.07	--	--	--
Income/(loss), as adjusted	$(15,576)	$(9,255)	$(0.41)	$(19,114)	$(11,979)	$(0.53)